Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.
Investor Relations
Jane Green
415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Receives Orphan Drug Status for ICT-107 in Glioblastoma in the European Union

Los Angeles, CA - February 25, 2014 - ImmunoCellular Therapeutics, Ltd. ("ImmunoCellular") (NYSE MKT: IMUC) announced that the European Medicines Agency (EMA) has granted orphan drug designation for ICT-107 for the treatment of patients with glioblastoma. Granting of orphan drug status in the EU provides sponsor companies with incentives, including a 10-year period of market exclusivity, access to a centralized review process, trial design assistance and scientific advice during product development, fee reductions, and tax incentives. ImmunoCellular has previously received orphan designation for ICT-107 in glioblastoma in the US.

"Obtaining orphan designation in the EU for ICT-107 is an important achievement for our Company, as we believe that it adds value to our lead asset and creates additional development, commercialization and partnering opportunities in the European market," said Andrew Gengos, ImmunoCellular's Chief Executive Officer. "We anticipate additional milestones in the ICT-107 program in the coming months. We have submitted an abstract and hope to present at ASCO new and updated data from the phase II program, including immunological data analyses. We expect to hold an end-of-phase-II meeting with the FDA to discuss potential phase III planning, and assuming favorable outcomes from those discussions, we could be in position to start planning that trial later in 2014. We are formulating our EU regulatory strategy in preparation for our first meeting with the EMA. We are completing our fourth-generation manufacturing process development, and plan to select a phase III manufacturer in the second half of this year. We continue to believe that ICT-107 has significant therapeutic and commercial potential, and look forward to advancing our development and regulatory strategies."

ICT-107 is an intradermally administered autologous vaccine consisting of the patient's dendritic cells pulsed with six synthetic tumor-associated antigens: AIM-2, MAGE-1, TRP-2, gp100, HER-2, IL-13R alpha2. ImmunoCellular has completed a randomized, double-blind, placebo-controlled phase II trial of the safety and efficacy of ICT-107 in newly diagnosed patients with glioblastoma multiforme following resection and chemoradiation.

Orphan drug designation in the European Union (EU) is granted to a medicine that meets certain criteria: it must be intended for the diagnosis, prevention or treatment of rare diseases that are life-threatening or chronically debilitating; the prevalence of the disease in the EU must not be more than five in 10,000 people; and the medicine must be of significant benefit to those affected by the condition.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles area-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has concluded a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular's pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that ICT-107 can be further successfully developed or commercialized, the timing and outcome of our planned end-of-phase-II meeting with the FDA and whether or not we may be in a position start a phase III study in 2014. Additional risks and uncertainties are described in IMUC's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.